Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Third Quarter and First Nine Months of 2014

SHAKOPEE, Minn.--(BUSINESS WIRE)--November 13, 2014--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the third quarter and nine months ended September 30, 2014.

Canterbury Park Holding Corporation (the “Company”) reported net income of $623,306 on net revenues of $15,046,958 for the three months ended September 30, 2014, compared to net income of $170,503 on net revenues of $14,274,459 for the same period in 2013. For the nine months ended September 30, 2014, net income was $1,472,247 on net revenues of $38,206,126, compared to net income of $654,832 on net revenues of $36,699,977 for the same period in 2013. Diluted income per share for the third quarter of 2014 was $.15 compared to $.04 for the same period in 2013. Diluted income per share for the nine month period ended September 30, 2014 was $.35 compared to diluted income per share of $.16 for the nine month period ended September 30, 2013.

The 5.4% increase in net revenues in the 2014 third quarter compared to the same period in 2013 reflects the following results in our three business segments:

  Card Casino revenues increased 9.6% from $6,061,877 in the 2013 third quarter to $6,645,197 in the 2014 third quarter, primarily due to a 23.9% increase in table games revenue which was the result of the increased effectiveness of our direct marketing programs resulting from our new customer relationship management system, which was installed in late 2013, and the optimization of our table games mix.
  Concessions revenue increased 5.6%, from $2,797,639 in the 2013 third quarter to $2,954,609 in the 2014 third quarter, primarily due to food and beverage price increases introduced earlier in 2014.
  Pari-mutuel revenues decreased 5.3% from $4,058,977 in the 2013 third quarter to $3,844,749 in the 2014 third quarter, reflecting a 10% decrease in on-track live racing revenues and a 10% decline in simulcast revenues, partially offset by an increase in revenue from out-of-state wagering on Canterbury Park live races of 21%. The Company believes the decline in revenue from pari-mutuel wagering at the track was the result of the growing impact of Internet wagering, the resumption of Thoroughbred and Quarter Horse simulcasting at Running Aces Harness Park, one less live racing day and a general industry-wide decline in horse racing handle during the period.

For the nine months ended September 30, 2014, our 4.1% increase in net revenues compared to the same period in 2013 is primarily attributable to increases in Card Casino and Concessions revenues of 5.6% and 8.0%, respectively, offset by an 7.3% decrease in Pari-mutuel revenues.

Operating expenses decreased $17,649, or .1%, and increased $109,240, or .3%, in the three and nine month periods respectively, ended September 30, 2014. These slight changes are primarily due to increased professional fees related to special events initiatives, partially offset by a reduction in salaries and benefits expense.

The Company generated EBITDA of $4,082,226 in the first nine months of 2014, an increase of $1,608,799 or 65%, from the same period a year ago.

Further detail regarding our results for the third quarter and first nine months of 2014 is presented in the accompanying table, and additional information regarding the Company’s financial results will be presented in the Company’s Form 10-Q Report that will be filed on November 14, 2014 with the Securities and Exchange Commission.

Randy Sampson, Canterbury Park’s President and CEO commented: “We are pleased with the revenue increases in our Card Casino and Concession operations for the third quarter and nine months ended September 30, 2014. In addition to the increases in Card Casino and Concessions revenues, we were successful at holding our operating expenses to only minimal year-over-year increases.”

Mr. Sampson added: “We are optimistic about the Company’s prospects for the remainder of 2014 and beyond. The new Expo and Events Center opened in mid-September to favorable reviews from both vendors and customers. We believe this multi-use facility will allow us to schedule a wide variety of new events, substantially increasing our special events revenues and bringing new customers to our facility that we can introduce to our primary entertainment options, the Card Casino and horse racing.”

Mr. Sampson concluded: “We are also enthusiastic about the July launch of RiverSouth, an area-wide branding and marketing effort that was formed as a result of the success of the cooperative marketing agreement between Canterbury Park and Mystic Lake. Members of RiverSouth include the cities of Shakopee and Prior Lake as well as the major entertainment attractions located in the area. Through joint marketing and cross-promotional efforts we believe we can increase public awareness of the unique RiverSouth entertainment venues and increase visitation to the area.

Use of Non-GAAP Financial Measures:
To supplement our financial statements, we also provide investors with EBITDA (defined below), which is a non-GAAP measure. EBITDA represents earnings before interest income, income tax expense, and depreciation and amortization. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack and Card Casino, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 68-day 2014 live race meet began on May 16th and ended September 13th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

Operating Revenues, (net)	$15,046,958	$14,274,459	$38,206,126	$36,699,977

Operating Expenses	$13,982,105	$13,999,754	$35,696,560	$35,587,320

Non-Operating Income, (net)	$644	$553	$1,993	$2,225

Income before Income Taxes	$1,065,497	$275,258	$2,511,559	$1,114,882

Income Tax Expense	($442,191)	($104,755)	($1,039,312)	($460,050)

Net Income	$623,306	$170,503	$1,472,247	$654,832

Basic Net Income Per Common Share	$0.15	$0.04	$0.35	$0.16

Diluted Net Income Per Common Share	$0.15	$0.04	$0.35	$0.16

RECONCILIATION OF NET INCOME TO EBITDA

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2014	September 30, 2013

Net income	$1,472,247	$654,832

Interest income	(1,993)	(2,225)

Income tax expense	1,039,312	460,050

Depreciation	1,572,660	1,360,770

EBITDA	$4,082,226	$2,473,427

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223